Guardant Health Reports First Quarter 2019 Financial Results and Raises 2019 Revenue Guidance
Q1 2019 revenue increase of 120% over prior year period and a substantial increase in gross margin
REDWOOD CITY, Calif. May 9, 2019 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics, today reported financial results for the first quarter ended March 31, 2019.
Recent Highlights

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Total revenue for the first quarter of 2019 was $36.7 million, a 120% increase over the first quarter of 2018. Revenue was recognized in accordance with a new revenue recognition standard ("ASC 606"), which the company adopted effective January 1, 2019. Without the adoption of ASC 606, total revenue for the first quarter of 2019 would have been $37.6 million, a 126% increase over the first quarter of 2018

•	Reported 9,521 tests to clinical customers and 3,762 tests to biopharmaceutical customers in the first quarter, representing increases of 31% and 61% respectively, over the first quarter 2018

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Draft local coverage determination proposed by Palmetto GBA that will potentially expand Medicare coverage of the Guardant360 assay to over a dozen advanced solid tumor cancer types with guideline-recommended genomic targets, pending final publication

•	NILE study results published in Clinical Cancer Research demonstrated Guardant360’s concordance to tissue testing in advanced NSCLC

•	Acquired Bellwether Bio, Inc., a privately held company focused on improving oncology patient care through its pioneering research into the epigenomic content of cell free DNA

•	Planning to initiate a prospective colorectal screening study of over 10,000 patients in the second half of 2019
“During the first quarter of 2019, we made important headway on several key initiatives,” said Helmy Eltoukhy, PhD, Chief Executive Officer. “We are encouraged by the momentum we are seeing with continued adoption of Guardant360 and GuardantOMNI in the advanced cancer setting and the progress we are making with our LUNAR program in proving out the feasibility of our liquid biopsy platform for early cancer management and early detection.”
First Quarter 2019 Financial Results
ASC 606 primarily impacted the company’s recognition of revenue related to patient claims paid by third-party commercial and governmental payors. The company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported for first quarter 2018 has not been restated in the current financial statements. Instead, the accumulated difference resulting from applying the new revenue standard to all contracts that were not completed as of adoption was recorded to accumulated deficit as of January 1, 2019.
Total revenue was $36.7 million for the three months ended March 31, 2019, a 120% increase from $16.7 million for the three months ended March 31, 2018. Without the adoption of ASC 606, total revenue for the three months ended March 31, 2019 would have been $37.6 million, a 126% increase over the first quarter of 2018. Precision oncology revenue increased 103% driven by higher testing volume and increased revenue per test. There were 9,521 clinical tests and 3,762 biopharmaceutical tests performed during the first quarter of 2019.
Gross profit, or total revenue less cost of precision oncology testing and cost of development services, was $23.1 million for the first quarter of 2019, an increase of $15.7 million from $7.4 million in the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 63.1% as compared to 44.6% in the corresponding prior year period.
Total operating expenses were $46.8 million for the first quarter of 2019, as compared to $26.1 million in the corresponding prior year period, an increase of 79%.
Net loss attributable to Guardant Health, Inc. common stockholders was $26.1 million in the first quarter of 2019, which included a charge of $4.7 million for an increase in the fair value of the redeemable noncontrolling interest in our joint venture with SoftBank, as compared to $13.8 million in the corresponding prior year period. Net loss per share attributable to Guardant Health, Inc. common stockholders was $0.30 in the first quarter of 2019, as compared to $1.16 in the corresponding prior year period.
Cash, cash equivalents and marketable securities were $492.8 million as of March 31, 2019.
2019 Financial Guidance

Guardant Health now expects full year 2019 total revenue to be in the range of $145 million to $150 million, representing 60% to 65% growth over full year 2018. This compares to the company's previous full year 2019 total revenue guidance of $130 to $135 million.
Webcast and Conference Call Information
Guardant Health will host a conference call to discuss the first quarter 2019 financial results after market close on Thursday, May 9, 2019 at 4:30 PM Eastern Time. The conference call can be accessed live over the phone (866) 417-5537 for U.S. callers or (409) 217-8233 for international callers (Conference ID: 4891017). The webcast can be accessed at http://investors.guardanthealth.com.
About Guardant Health
Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary blood tests, vast data sets and advanced analytics. The Guardant Health Oncology Platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has launched liquid biopsy-based Guardant360 and GuardantOMNI tests for advanced stage cancer patients. In 2018, the company also launched the LUNAR assay for research use only, which is being used for applications related to guiding neoadjuvant or adjuvant decision-making and recurrence monitoring. In parallel, Guardant Health is actively exploring the performance of the LUNAR assay in initial studies related to screening and early detection in asymptomatic individuals.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding Guardant Health’s expected financial results for the year ending December 31, 2019, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the caption “Risk Factors” in Guardant Health’s Annual Report on Form 10-K for the year ended December 31, 2018, and in its other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Guardant Health.
Investor Contact:
Lynn Lewis or Carrie Mendivil
investors@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2019	2018

Revenue:
Precision oncology testing	$28,837	$14,191
Development services	7,818	2,501
Total revenue	36,655	16,692
Costs and operating expenses:
Cost of precision oncology testing (1)	11,023	8,045
Cost of development services	2,512	1,208
Research and development expense (1)	16,316	8,255
Sales and marketing expense (1)	17,807	11,312
General and administrative expense (1)	12,661	6,519
Total costs and operating expenses	60,319	35,339
Loss from operations	(23,664)	(18,647)
Interest income	2,485	985
Interest expense	(293)	(331)
Other income (expense), net	147	4,149
Loss before provision for income taxes	(21,325)	(13,844)
Provision for income taxes	26	—
Net loss	(21,351)	(13,844)
Fair value adjustment of redeemable noncontrolling interest	(4,700)	—
Net loss attributable to Guardant Health, Inc. common stockholders	$(26,051)	$(13,844)
Net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	$(0.30)	$(1.16)
Weighted-average shares used in computing net loss per share attributable to Guardant Health, Inc. common stockholders, basic and diluted	85,935	11,920

(1)     Amounts include stock-based compensation expense as follows:

	Three Months Ended December 31,
	2019	2018

Cost of precision oncology testing	$170	$63
Research and development expense	1,210	204
Sales and marketing expense	826	374
General and administrative expense	976	636
Total stock-based compensation expenses	$3,182	$1,277

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$153,790	$140,544
Short-term marketable securities	313,069	278,417
Accounts receivable	28,989	35,690
Inventory	10,256	9,136
Prepaid expenses and other current assets	6,151	5,204
Total current assets	512,255	468,991
Long-term marketable securities	25,916	77,563
Property and equipment, net	30,581	31,003
Capitalized license fees	7,557	7,800
Other assets	2,862	2,046
Total Assets	$579,171	$587,403
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,163	$10,642
Accrued compensation	14,683	12,986
Accrued expenses	9,137	7,081
Capital lease, current	96	97
Deferred revenue	17,113	16,138
Total current liabilities	48,192	46,944
Capital lease, net of current portion	100	119
Deferred rent, net of current portion	8,975	7,844
Obligation related to royalty	7,120	7,338
Other long-term liabilities	150	206
Total Liabilities	64,537	62,451
Redeemable noncontrolling interest	46,500	41,800
Stockholders’ equity:
Common stock, par value of $0.00001 per share; 350,000,000 shares authorized as of March 31, 2019 and December 31, 2018; 86,098,474 and 85,832,454 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	771,009	764,033
Accumulated other comprehensive loss	333	(83)
Accumulated deficit	(303,209)	(280,799)
Total Stockholders’ Equity	468,134	483,152
Total Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity	$579,171	$587,403

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